IM GLOBAL PARTNER FUNDS

ADMINISTRATION AND OPERATION SERVICES AGREEMENT

THIS ADMINISTRATION AND OPERATION SERVICES AGREEMENT (this “Agreement”) is made as of the 10th day of September, 2026, by and between IM GLOBAL PARTNER FUNDS, a statutory trust organized under the laws of the State of Delaware (the “Trust”), and IM GLOBAL PARTNER FUND MANAGEMENT, LLC, a limited liability company organized and existing under the laws of the State of California (the “IMGPFM”).

WITNESSETH

WHEREAS, the Trust is registered as open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust, on behalf of certain series of the Trust listed on Exhibit A hereto, as the same may be amended from time to time (each, a “Fund” and collectively, the “Funds”), wishes to retain IMGPFM to coordinate the provision of certain administrative and operational services to each Fund, either by IMGPFM directly or indirectly through affiliates of IMGPFM, or through third parties, and IMGPFM is willing to furnish those services and to arrange for the provision of those services, subject to the oversight of the Trust’s Board of Trustees.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Trust, on behalf of the Funds, hereby appoints IMGPFM to provide the services specified in Section 2 on behalf of each Fund. IMGPFM accepts the appointment and agrees to furnish through its own organization, or through an affiliate, as the case may be, those services in return for compensation as provided in Section 5 of this Agreement.

2. Administrative and Operational Services on a Continuing Basis. IMGPFM will perform the following administrative and operational services on behalf of each Fund on a regular basis which shall be daily, weekly, or as otherwise appropriate, unless otherwise specified by the Trust:

(a)

provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as IMGPFM, subject to review by the Board of Trustees of the Fund, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement;

(b)	provide a Fund with personnel to assist the Fund in performing certain operational and financial reporting obligations necessary for the Fund to conduct its business; and

(c)	provide such other services not constituting managing the investment and reinvestment of the Fund’s assets as the Fund may from time to time request.

3. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, IMGPFM agrees on behalf of itself and its directors, partners, officers, and employees (a) to treat confidentially and as proprietary information of the Trust and the Funds (i) all records and other information relative to the Trust and the Funds and their prior, present, or potential shareholders (and clients of said shareholders) and (ii) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (b) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust and the Funds, Regulation S-P or the G-L-B Act, except after prior notification to and approval in writing by the Trust. Such written approval shall not be unreasonably withheld by the Trust or and may not be withheld where IMGPFM may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

4. Independent Contractor. IMGPFM shall, for all purposes herein, be deemed to be an independent contractor, and IMGPFM and its affiliates shall, unless otherwise expressly provided and authorized to do so, have no authority under this Agreement to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the funds, except to the limited extent expressly provided in this Agreement. It is expressly understood and agreed that the services to be rendered by IMGPFM under the provisions of this Agreement are not to be deemed exclusive, and IMGPFM shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired materially thereby.

5. Compensation: Allocation of Costs and Expenses. In full consideration of the provision of the services of IMGPFM, a Fund shall reimburse IMGPFM for the reasonable costs and expenses incurred by IMGPFM in performing its obligations and providing personnel and facilities hereunder. In determining IMGPFM’s actual costs and expenses, IMGPFM may take into account an allocated portion of the salaries and overhead of personnel performing such services.

Each Fund will bear all costs and expenses that are incurred in its operations and transactions that are not specifically assumed by IMGPFM pursuant to the Investment Advisory Agreement, dated as of September 10, 2026 by and between the Trust and IMGPFM. The Trust and the Funds are responsible for and have assumed the obligation for payment of the following expenses: (i) taxes (including, but not limited to, income, excise, transfer and withholding taxes and any accrued deferred tax liability); (ii) expenses of each Fund incurred with respect to the acquisition and disposition of portfolio securities, commodities or other financial instruments and the execution of portfolio transactions, including brokerage commissions and acquired fund fees and expenses; (iii) dividends and other expenses on securities sold short; (iv) expenses incurred in connection with any distribution plan adopted by the Trust with respect to each Fund in compliance with Rule 12b-1 under the 1940 Act, including distribution fees; (v) litigation expenses; (vi) the advisory fee payable to the Advisor hereunder; and (vii) any extraordinary expenses (which, for the avoidance of doubt, do not include expenses related to the organization of any subsidiary for a Fund or the ongoing corporate expenses of maintaining such subsidiary).

6. Indemnification.

(a) The Funds agree to indemnify and hold harmless IMGPFM and its affiliates and its officers and directors from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which IMGPFM takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Funds or (ii) upon oral or written instructions from an officer of the Funds, provided that IMGPFM shall not be indemnified against any liability to the Funds or to the Fund’s shareholders (or any expenses incident to such liability) arising out of IMGPFM’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

(b) IMGPFM agrees to indemnify and hold harmless the Funds, the Trust and its officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising directly or indirectly from any action or thing which IMGPFM takes or does or omits to take or do which is in violation of this Agreement, not in accordance with written instructions given by an officer of the Trust, in violation of written procedures then in effect, or arising out of IMGPFM’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties and obligations under this Agreement.

(c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or partner or officer of IMGPFM, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

7. Duration and Termination. This Agreement shall commence on September 10, 2026 and continue until termination by the Trust or IMGPFM on sixty (60) days’ prior written notice to the other. IMGPFM’s Indemnification obligations under Section 6(b) shall survive the termination of this Agreement.

8. Miscellaneous.

(a) This Agreement, including all Exhibits hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

(b) If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

(c) This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such charge or waiver is sought.

(d) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(e) Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, to the other party at the principal office of such party.

(f) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applicable to contracts between California residents entered into and to be performed entirely within California.

(g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their officers designated below on the day and year first above written.

IM GLOBAL PARTNER FUNDS

By:
John Coughlan
Treasurer

IM GLOBAL PARTNER FUND MANAGEMENT, LLC

By:
Philippe Couvrecelle
Chief Executive Officer

EXHIBIT A

IM GLOBAL PARTNER FUNDS

FUND SCHEDULE

Fund	Effective Date

• iMGP Dolan McEniry Fixed Income Holdings Fund	September 10, 2026